FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
April 23, 2012	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY THIRD QUARTER RESULTS,
ANNOUNCES DIVIDEND OF $0.12 PER COMMON SHARE

Highlights:

•
Preliminary third quarter earnings per common share (diluted) reported at $0.64, down from $0.86 in the year ago period.  Average fully-diluted common shares outstanding increased from 2,163,000 in the year ago period to 3,341,000 in the current quarter, as a result of the common stock offering completed in November 2011.

•
Preliminary third quarter net income reported at $2.2 million, up from $2.0 million in the same period of prior fiscal year.  Preliminary net income available to common shareholders was $2.1 million in the third quarter, as compared to $1.8 million in the same period of the prior fiscal year.

•	Company generated an annualized return on average assets of 1.13% and an annualized return on average common equity of 11.8% for the third quarter of fiscal 2012.
•	Net interest income for the third quarter was down 1.1% compared to year ago period; net interest margin for the third quarter was 3.97%, down as a result of higher average cash equivalent balances.
•
Deposits increased $39.1 million, or 7.0%, in first nine months of fiscal 2012; loans (net) decreased $10.3 million, or 1.9%.  Loans were up since December 31, 2011, and deposits were down, as seasonality of Company’s balance sheet with regard to public unit deposit growth and agricultural loan payoffs began to reverse.

•
Noninterest income up 12.3% in third quarter, compared to year ago period; noninterest expense up 19.6%, compared to year ago period, as Company prepaid $9.0 million in long-term advances; excluding the associated penalty, noninterest expense would have increased approximately 7.9%.

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary results of net income available to common shareholders for the third quarter of fiscal 2012 of $2.1 million, an increase of $276,000, or 14.9%, as compared to $1.8 million in net income available to common shareholders earned during the same period of the prior fiscal year.  The increase was attributable primarily to a decrease in the provision for loan losses (down $1.0 million, pre-tax).  Preliminary third quarter net income available to common shareholders was $.64 per fully-diluted common share, a decrease of 25.6%, as compared to the $.86 per fully-diluted common share earned during the same period of the prior fiscal year.  The decrease was the result of higher average fully-diluted common shares outstanding following the common stock offering completed in November 2011.  Before the dividend on preferred shares of $50,000, preliminary net income for the third quarter of fiscal 2012 was $2.2 million, an increase of $198,000, or 10.0%, as compared to the same period of the prior fiscal year.

For the first nine months of fiscal 2012, the Company announced preliminary results of net income available to common shareholders of $7.3 million, a decrease of $1.2 million, or 13.9%, as compared to the $8.5 million in net income available to common shareholders earned during the same period of the prior fiscal year.  The decrease was attributable to the inclusion in the prior fiscal year’s period of net income of $4.1 million attributable to the bargain purchase gain, net of tax and transaction expenses, resulting from the December 2010 FDIC-assisted acquisition of most loans and substantially all deposits of the former First Southern Bank, Batesville, Arkansas (the Acquisition).  Preliminary net income available to common shareholders for the first nine months of fiscal 2012 was $2.67 per fully-diluted common share, a decrease of 32.1%, as compared to the

$3.93 per fully-diluted common share earned during the same period of the prior fiscal year.  Earnings per diluted common share attributable to the Acquisition in the year ago period were $1.90.  Before an effective dividend on preferred shares of $308,000 and a charge of $94,000 for the repurchase of preferred stock issued at a discount under the Troubled Asset Relief Program (TARP), preliminary net income for the first nine months of fiscal 2012 was $7.7 million, a decrease of $1.2 million, or 13.1%, as compared to the same period of the prior fiscal year.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on April 17, 2012, declared its 72nd consecutive quarterly dividend on common stock since the inception of the Company.  The $.12 cash dividend will be paid on May 31, 2012, to common stockholders of record at the close of business on May 15, 2012.  The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Loan Production Office Closed:

The Company also announces that it has closed the loan production office which was operating in Little Rock, Arkansas.  The office was focused primarily on secondary-market residential loan origination.  The Company continues to originate secondary-market residential loans in its full-service branches.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first nine months of fiscal 2012, with total assets increasing $63.0 million, or 9.2%, to $751.2 million at March 31, 2012, as compared to $688.2 million at June 30, 2011.  In November 2011, the Company completed its offering of 1,150,000 shares of common stock.  After deducting underwriting discounts, commissions, and offering expenses, net proceeds from the offering were $19.9 million.  In July 2011, the Company announced its participation in the U.S. Treasury’s Small Business Lending Fund (SBLF) program, under which it received an investment in the Company’s preferred stock of $20.0 million.  Of those proceeds, $9.6 million was immediately used to repurchase the Company’s preferred stock issued under the TARP program.  Balance sheet growth was primarily due to growth in deposits, the common stock offering, and the net additional capital received from the sale of the Company’s preferred stock; these items, along with a reduction in net loan balances, resulted in larger cash holdings, while also funding an increase in available-for-sale investments.

Available-for-sale investments increased $10.3 million, or 16.2%, to $73.6 million at March 31, 2012, as compared to $63.3 million at June 30, 2011.  Increases in obligations of state and political subdivisions and obligations of U.S. government-sponsored enterprises were funded by principal repayments received on mortgage-backed securities and deposit growth.

Loans, net of the allowance for loan losses, decreased $10.3 million, or 1.9%, to $546.2 million at March 31, 2012, as compared to $556.6 million at June 30, 2011.  Loan balances were down due to decreases in commercial loan balances, as our agricultural production loans paid down; decreases in residential lending, particularly our one-to-four family residential loans; and a decrease in construction loan balances; partially offset by increases in commercial real estate balances.

Non-performing loans were $2.6 million, or 0.47% of gross loans, at March 31, 2012, as compared to $701,000, or 0.12% of gross loans, at June 30, 2011; non-performing assets were $3.8 million, or 0.51% of total assets, at March 31, 2012, as compared to $2.4 million, or 0.35% of total assets, at June 30, 2011. Our allowance for loan losses at March 31, 2012, totaled $7.3 million, representing 1.31% of gross loans and 279% of non-performing loans, as compared to $6.4 million, or 1.14% of gross loans, and 918% of non-performing loans, at June 30, 2011.  The increase in non-performing loans and assets was due primarily to two loans, totaling $1.3 million, which were classified as nonaccrual during the quarter ended March 31, 2012.  The larger of the two loans (approximately $800,000) had been classified as substandard for an extended period of time, and new information received during the quarter regarding collateral value indicated likely impairment.  The smaller loan

(approximately $500,000) is a commercial borrower with deteriorated financial condition.  For these loans (and all other impaired loans), the Company has measured impairment under ASC 310-10-35, and management believes the allowance for loan losses at March 31, 2012, is adequate, based on that measurement.

Total liabilities increased $26.1 million to $658.5 million at December 31, 2011, an increase of 4.1% as compared to $632.5 million at June 30, 2011.  This growth was the result of an increase in deposits and securities sold under agreements to repurchase, partially offset by a decrease in Federal Home Loan Bank (FHLB) advances and other liabilities.

Deposits increased $39.1 million, or 7.0%, to $599.3 million at March 31, 2012, as compared to $560.2 million at June 30, 2011.  Deposit growth was comprised primarily of interest-bearing and noninterest-bearing transaction accounts, as well as a smaller increase in money market deposit accounts, partially offset by a decline in certificates of deposit and savings accounts.  The average loan-to-deposit ratio for the third quarter of fiscal 2012 was 89.9%, as compared to 99.5% for the same period of the prior year.

FHLB advances were $24.5 million at March 31, 2012, down $9.0 million, or 26.9%, from $33.5 million at June 30, 2011. At both dates, FHLB borrowings included no short-term borrowings.  Securities sold under agreements to repurchase totaled $26.5 million at March 31, 2012, as compared to $25.2 million at June 30, 2011.  At both dates, the full balance of repurchase agreements was held by local small business and government counterparties.

The Company’s stockholders’ equity increased $36.9 million, or 66.2%, to $92.6 million at March 31, 2012, from $55.7 million at June 30, 2011.  The increase was due primarily to the common stock offering, additional capital invested in the Company’s preferred stock issued under the SBLF program (net of the repurchase of preferred stock issued under the TARP program), and retention of net income, partially offset by cash dividends paid on common and preferred stock.

Income Statement Summary:

The Company’s net interest income for the three-month period ended March 31, 2012, was $7.3 million, a decrease of $83,000, or 1.1%, as compared to the same period of the prior fiscal year.  The decrease was attributable to a lower net interest margin, as the percentage of our interest-earning assets held in low-yielding cash equivalents was significantly increased.  For the three-month period, our average interest-earning assets increased 10.9%, as compared to the average balance of interest-earning assets during the same period of the prior fiscal year; however, the increase was attributable to higher average cash equivalent balances, which caused our net interest margin to decline to 3.97% for the three-month period ended March 31, 2012, as compared to 4.46% for the same period of the prior fiscal year.  For the nine-month period ended March 31, 2012, net interest income was $22.1 million, an increase of $5.4 million, or 32.6%, as compared to the same period of the prior fiscal year.  The increase reflected substantial improvement in the Company’s net interest margin, attributable primarily to the Acquisition.  As a result of the Acquisition, we obtained assets marked at a discounted fair value, resulting in an effective yield on the acquired assets that is higher than the Company’s legacy earning assets.  Our net interest margin was 4.16% for the nine-month period ended March 31, 2012, as compared to 3.78% for the same period of the prior fiscal year.  It is anticipated that the magnitude of this improvement will diminish as the assets acquired at a discount mature or prepay.  Additionally, for the nine-month period, our growth initiatives, including the Acquisition, resulted in a 20.4% increase in the average balance of interest-earning assets, as compared to the same period of the prior fiscal year.  For the nine-month period, higher average cash equivalent balances accounted for only 38.5% of the increase in average interest-earning assets.  For the three- and nine-month periods ended March 31, 2012, accretion of fair value discount on loans and amortization of fair value premium on time deposits contributed $1,221,000 and $3,401,000, respectively, to net interest income, as compared to $1,209,000 for both the three- and nine-month periods of the prior fiscal year.

The provision for loan losses for the three- and nine-month periods ended March 31, 2012, was $215,000 and $1.2 million, respectively, as compared to $1.1 million and $2.1 million, respectively, in the same periods of the prior fiscal year.  As a percentage of average loans outstanding, provisions for the current three-

and nine-month periods represent an annualized charge of 0.16% and 0.26%, respectively, as compared to 0.85% and 0.58%, respectively, for the same periods of the prior fiscal year.  The decreased provisions for the three- and nine-month periods ended March 31, 2012, as compared to the same periods of the prior fiscal year, was attributed to reduced provisioning needed during the current period to bring reserves to an appropriate level, based on our continued analysis of the loan portfolio; our analysis noted a reduction in loan balances and relatively stable credit quality.  Net charge offs for the three- and nine-month periods ended March 31, 2012, were 0.00% and 0.06%, respectively, of average loans, as compared to 0.06% and 0.06%, respectively, for the same periods of the prior fiscal year.

The Company’s noninterest income for the three-month period ended March 31, 2012, was $955,000, an increase of $104,000, or 12.3%, as compared to the same period of the prior fiscal year.  The increase was attributed to gains on secondary market loan originations and higher bank card network interchange revenues, resulting from additional bank card transaction volume.  For the nine-month period ended March 31, 2012, noninterest income was $3.0 million, a decrease of $6.6 million, or 68.9%, as compared to the same period of the prior fiscal year. The decrease was due to the inclusion in the nine-month period of the prior fiscal year of the $7.0 million bargain purchase gain recognized as a result of the Acquisition, partially offset by gains on secondary market loan originations and higher bank card network interchange revenues, again resulting from additional bank card transaction volume.

Noninterest expense for the three- and nine-month periods ended March 31, 2012, was $4.9 million and $12.5 million, respectively, increases of $798,000, or 19.6%, and $1.9 million, or 18.0%, respectively, as compared to the same period of the prior fiscal year.  The increase for the three-month period was primarily attributable to the early redemption of $9.0 million in FHLB advances, resulting in prepayment penalties totaling $476,000.  Additionally, the Company saw growth in compensation, occupancy, other professional expenses, and bank card network fees, partially offset by a decline in deposit insurance premiums.   For the nine-month period, the increase was attributed to higher compensation, the prepayment penalties on the early redemption of the FHLB advances, higher occupancy expenses, bank card network fees, postage and office supplies, advertising expenses, and charges to amortize intangible assets, again partially offset by a decline in deposit insurance premiums.  The decrease in deposit insurance premiums resulted from a change in the formula and assessment base employed by the FDIC, as the agency adopted a formulation required under the Dodd-Frank regulatory reform bill to assess premiums based on total assets, net of tangible equity, rather than based simply on total deposits.  The efficiency ratio for the three- and nine-month periods ended March 31, 2012, was 58.9% and 50.0%, respectively, as compared to 49.4% and 40.5%, respectively, for the same periods of the prior fiscal year.  The deterioration for the three-month period was primarily the result of the prepayment penalties incurred due to early redemption of the FHLB advances.  For the nine-month period, deterioration was due primarily to the inclusion in the prior period’s noninterest income of the $7.0 million bargain purchase gain recorded on the Acquisition.

The income tax provision for the three-month period ended March 31, 2012, was $1.0 million, a 0.6% increase from the same period of the prior fiscal year.  The effective tax rate for the three-month period was 31.6%, as compared to 33.6% during the same period of the prior fiscal year.  The decline was attributed to additional tax-advantaged investments by the Company.  For the nine-month period, the income tax provision was $3.8 million, a decrease of $846,000, or 18.3%, as compared to the same period of the prior fiscal year.  The effective tax rate for the nine-month period was 32.9%, as compared to 34.3% during the same period of the prior fiscal year.  The decrease in both the amount of income tax provision and the effective tax rate were attributed primarily to higher pre-tax income in the year-ago period as a result of the bargain purchase gain recorded on the Acquisition.

Forward Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	March 31, 2012	June 30, 2011

Cash and equivalents	$88,296,000	$34,688,000
Available for sale securities	73,593,000	63,327,000
Membership stock	3,053,000	3,088,000
Loans receivable, net	546,226,000	556,576,000
Bank-owned life insurance	15,829,000	8,114,000
Intangible assets	1,562,000	1,875,000
Premises and equipment	11,323,000	8,058,000
Other assets	11,296,000	12,474,000
Total assets	$751,178,000	$688,200,000

Deposits	$599,299,000	$560,151,000
Securities sold under agreements to repurchase	26,517,000	25,230,000
FHLB advances	24,500,000	33,500,000
Other liabilities	1,015,000	6,370,000
Subordinated debt	7,217,000	7,217,000
Total liabilities	658,548,000	632,468,000

Preferred stock	20,000,000	9,456,000
Common stockholders' equity	72,630,000	46,276,000
Total stockholders' equity	92,630,000	55,732,000

Total liabilities and stockholders' equity	$751,178,000	$688,200,000

Equity to assets ratio	12.33%	8.10%
Common shares outstanding	3,247,000	2,096,000
Book value per common share	$22.37	$22.08
Closing market price	25.60	20.78

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION (continued)

	For the three-month period ended		For the nine-month period ended
Average Balance Sheet Data:	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011

Interest-bearing cash equivalents	$113,479,000	$30,768,000	$79,520,000	$33,229,000
Available for sale securities and membership stock	77,017,000	70,516,000	71,292,000	69,137,000
Loans receivable, gross	545,508,000	562,386,000	557,133,000	485,401,000
Total interest-earning assets	736,004,000	663,670,000	707,945,000	587,767,000
Other assets	31,010,000	27,061,000	29,889,000	25,328,000
Total assets	$767,014,000	$690,731,000	$737,834,000	$613,095,000

Interest-bearing deposits	$563,138,000	$522,335,000	$548,603,000	$451,933,000
Securities sold under agreements to repurchase	29,178,000	27,768,000	27,351,000	30,435,000
FHLB advances	30,995,000	33,500,000	32,665,000	38,319,000
Subordinated debt	7,217,000	7,217,000	7,217,000	7,217,000
Total interest-bearing liabilities	630,528,000	590,820,000	615,836,000	527,904,000
Noninterest-bearing deposits	43,417,000	43,148,000	40,589,000	34,890,000
Other noninterest-bearing liabilities	1,137,000	4,574,000	2,516,000	1,850,000
Total liabilities	675,082,000	638,542,000	658,941,000	564,644,000

Preferred stock	20,000,000	9,443,000	19,121,000	9,434,000
Common stockholders' equity	71,932,000	42,746,000	59,772,000	39,017,000
Total stockholders' equity	91,932,000	52,189,000	78,893,000	48,451,000

Total liabilities and stockholders' equity	$767,014,000	$690,731,000	$737,834,000	$613,095,000

Nonperforming asset data as of:			March 31, 2012	June 30, 2011

Nonaccrual loans			$1,955,000	$263,000
Accruing loans 90 days or more past due			648,000	438,000
Nonperforming troubled debt restructurings			-	-
Total nonperforming loans			2,603,000	701,000
Other real estate owned (OREO)			1,082,000	1,515,000
Personal property repossessed			27,000	34,000
Nonperforming investment securities			125,000	125,000
Total nonperforming assets			$3,837,000	$2,375,000

Total nonperforming assets to total assets			0.51%	0.35%
Total nonperforming loans to gross loans			0.47%	0.12%
Allowance for loan losses to nonperforming loans			278.87%	918.40%
Allowance for loan losses to gross loans			1.31%	1.14%

Performing troubled debt restructurings			$2,702,000	$-

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION (continued)

	For the three-month period ended		For the nine-month period ended
Summary Income Statement Data:	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011

Interest income:
Cash equivalents	$73,000	$25,000	$154,000	$86,000
Available for sale securities and membership stock	604,000	645,000	1,868,000	2,026,000
Loans receivable	9,078,000	9,627,000	27,890,000	23,018,000
Total interest income	9,755,000	10,297,000	29,912,000	25,130,000
Interest expense:
Deposits	2,011,000	2,456,000	6,457,000	6,874,000
Securities sold under agreements to repurchase	65,000	61,000	184,000	195,000
FHLB advances	310,000	332,000	989,000	1,219,000
Subordinated debt	60,000	55,000	173,000	171,000
Total interest expense	2,446,000	2,904,000	7,803,000	8,459,000
Net interest income	7,309,000	7,393,000	22,109,000	16,671,000
Provision for loan losses	215,000	1,196,000	1,078,000	2,112,000
Noninterest income	955,000	850,000	2,970,000	9,537,000
Noninterest expense	4,867,000	4,068,000	12,533,000	10,625,000
Income taxes	1,006,000	1,001,000	3,767,000	4,614,000
Net income	2,176,000	1,978,000	7,701,000	8,857,000
Less: charge for repurchase of preferred shares issued at a discount	-	-	94,000	-
Less: effective dividend on preferred shares	50,000	128,000	308,000	384,000
Net income available to common shareholders	$2,126,000	$1,850,000	$7,299,000	$8,473,000

Basic earnings per common share	$0.65	$0.88	$2.76	$4.06
Diluted earnings per common share	0.64	0.86	2.67	3.93
Dividends per common share	0.12	0.12	0.36	0.36
Average common shares outstanding:
Basic	3,247,000	2,093,000	2,646,000	2,087,000
Diluted	3,341,000	2,163,000	2,735,000	2,157,000

Return on average assets	1.13%	1.15%	1.39%	1.93%
Return on average common shareholders' equity	11.8%	17.3%	16.3%	29.0%

Net interest margin	3.97%	4.46%	4.16%	3.78%
Net interest spread	3.75%	4.24%	3.94%	3.56%

Efficiency ratio	58.9%	49.4%	50.0%	40.5%